Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260568

PROSPECTUS SUPPLEMENT NO. 17

(To the Prospectus dated April 6, 2022)

UP TO 15,660,417 SHARES OF COMMON STOCK

AND

UP TO 89,627,117 SHARES OF COMMON STOCK

UP TO 6,316,667 REDEEMABLE WARRANTS

OFFERED BY THE SELLING SECURITY HOLDERS

OF

LEGACY EJY, INC.

This prospectus supplement supplements the prospectus, dated April 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 15,660,417 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,316,667 shares of Common Stock that are issuable upon the exercise of 6,316,667 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, “Enjoy Technology, Inc.” and, as of August 31, 2022, “Legacy EJY, Inc.”) by the holders thereof and (ii) up to 9,343,750 shares of Common Stock that are issuable upon the exercise of 9,343,750 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of MRAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 89,627,117 shares of Common Stock, consisting of (a) up to 8,000,000 PIPE Shares (as defined in the Prospectus), (b) up to 9,343,750 sponsor shares (including 2,201,250 Sponsor Earnout Shares (as defined in the Prospectus)), (c) up to 6,316,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (d) 5,500,906 shares of Common Stock issued pursuant to the Backstop Agreement (as defined in the Prospectus), (e) 450,000 shares of Common Stock issued pursuant to the Equity Fee Agreement (as defined in the Prospectus) and (f) up to 60,015,794 shares of Common Stock pursuant to the Registration Rights Agreement (as defined in the Prospectus), and (ii) up to 6,316,667 Private Placement Warrants.

The Common Stock and Warrants are traded on OTC Markets (“OTC”), under the ticker symbol “ENJYQ” for the Common Stock and “ENJWQ” for the Warrants. Prior to the Domestication, MRAC’s Class A ordinary shares, par value $0.0001 per share (the “MRAC Class A ordinary shares”) and warrants to purchase MRAC Class A ordinary shares (the “MRAC Warrants”) traded under the ticker symbols “MRAC”, and “MRACW”, respectively, on Nasdaq. On October 5, 2022, the closing sale price of our Common Stock as reported by OTC was $0.03 per share and the closing price of our Warrants was $0.002 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 6, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2022

Legacy EJY, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJYQ	*
Warrants to purchase common stock	ENJYWQ	*

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

*	The registrant’s common stock and warrants began trading exclusively on the OTC Pink Marketplace on July 11, 2022 under the symbols “ENJYQ” and “ENJWQ”, respectively.

Item 1.02	Termination of a Material Definitive Agreement.

The information regarding the termination of the Johnson Employment Letter and the Mariner Employment Letter (each defined below) set forth in Item 5.02 below is incorporated by reference into this Item 1.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), on June 30, 2022, Legacy EJY, Inc. (f/k/a/ “Enjoy Technology, Inc.”) (the “Company”) and certain of its wholly owned subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions (and the cases commenced thereby, the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware on June 30, 2022. The Chapter 11 Cases are being jointly administered under the caption “In re Legacy EJY Inc., et al., Case No. 22-10580.” Documents filed on the docket and other information related to the Chapter 11 Cases are available free of charge online at https://cases.stretto.com/EnjoyTechnology/. Documents and other information available on such website are not part of this Current Report on Form 8-K and shall not be deemed incorporated by reference in this Form 8-K.

As previously disclosed in a Current Report on Form 8-K filed with the SEC on September 1, 2022, on August 31, 2022, the Debtors completed a sale of substantially all of their assets conducted under Section 363 of the Bankruptcy Code (the “Sale”) pursuant to that certain Asset Purchase Agreement, dated as of July 25, 2022, as amended, with Asurion, LLC (“Asurion”) (the “Asset Purchase Agreement”). As part of the Chapter 11 Cases, the Debtors have wound down operations and expect to file in the fourth quarter of 2022 their Chapter 11 plan of liquidation.

On September 30, 2022, in connection with the wind down of the Company’s operations and the resulting reduction of the Company’s workforce, the Company terminated the employment of its Chief Executive Officer, Ron Johnson, and its Chief Administrative Officer, Jonathan Mariner. In connection with Mr. Johnson’s termination, his employment agreement with the Company, dated October 20, 2021 (the “Johnson Employment Letter”) was terminated. In connection with Mr. Mariner’s termination, his employment agreement with the Company, dated October 20, 2021 (the “Mariner Employment Letter”) was terminated. As a result of their termination, neither Mr. Johnson nor Mr. Mariner serve as an officer or manager of the Company or any subsidiary or other affiliate of the Company. However, both Mr. Johnson and Mr. Mariner continue to serve as directors on the Company’s Board of Directors.

The Company’s Chief Legal Officer and Corporate Secretary, Tiffany N. Meriweather, began acting as the Company’s interim principal executive officer as of September 30, 2022. Ms. Meriweather, 39, has served as the Company’s Chief Legal Officer and Corporate Secretary since April 2021. Prior to joining the Company, Ms. Meriweather served in the roles of Senior Vice President, Legal and Assistant Secretary and Vice President, Legal and Assistant Secretary of Clear Channel Outdoor Holdings, Inc. from September 2019 to April 2021. She previously served as Vice President, Corporate and Securities Counsel at CBS Corporation from October 2018 to September 2019, and as Assistant General Counsel, Affiliate Relations from January 2017 to October 2018. From October 2008 to January 2017, Ms. Meriweather served as a senior corporate attorney at Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Meriweather holds a B.A. from Emory University and a J.D. from Columbia Law School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY EJY, INC.
Dated: October 6, 2022

	By:	/s/ Tiffany N. Meriweather
Tiffany N. Meriweather
Chief Legal Officer and Corporate Secretary